AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                Registration No. 333-958

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1 TO THE
                         FORM S-8 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             Workforce Systems Corp.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Florida                                   65-0353816
            -------                                   ----------
  (State of Incorporation                 (I.R.S. Employer Identification No.)
   or other Jurisdiction)

                        8870 Cedar Springs Lane, Suite 5
                           Knoxville, Tennessee 37923
                ------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                             Workforce Systems Corp.
                          STOCK COMPENSATION AGREEMENTS
                          -----------------------------
                              (Full title of Plan)

                            Charles B. Pearlman, Esq.
                      Atlas, Pearlman, Trop & Borkson, P.A.
                     200 East Las Olas Boulevard, Suite 1900
                            Fort Lauderdale, FL 33301
                                  305-763-1200
             -------------------------------------------------------
            (Name, Address and Telephone Number for Agent of Service)
                                 ______________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ______________

      THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                  The date of this Prospectus is May 29, 1997.

The Section entitled "Stock Compensation Agreements - General" is hereby amended in its entirety as follows:

      On January 25, 1996 the Company entered into a Stock Compensation Agreement with Reveal Online Information, Inc. and Charles Steinmetz its authorized agent (collectively, "ROI"), whereby the Company agreed to issue an aggregate of 50,000 shares of the Company's Common Stock as compensation for services to be rendered by ROI in connection with the provision of services related to the establishment and maintenance of the web sites. On January 25, 1996 the Company entered into a Stock Compensation Agreement with The Merlin Group, Inc. and Steven T. Dorrough as its authorized agent, whereby the Company agreed to issue an aggregate of 80,000 shares of its Common Stock as compensation for certain strategic planning and consulting services related to the start-up of PTP, for the consolidation and restructure of the Company's core operations and development of a business strategy for the balance of fiscal 1996. On January 25, 1996 the Company entered into a Stock Compensation Agreement with Charles B. Pearlman, Esq. whereby the Company agreed to pay Mr. Pearlman 25,000 shares of its Common Stock as compensation for planning and business consulting services. On January 25, 1996 the Company entered into a Stock Compensation Agreement with William P. Heath, III whereby the Company agreed to pay Mr. Heath 5,000 shares of its Common Stock as compensation in connection with his services in connection with the formation and start-up of PTP. On January 25, 1996 the Company entered into a Stock Compensation Agreement with Atlas, Pearlman, Trop & Borkson, P.A. and Charles B. Pearlman, Esq. its authorized agent whereby the Company agreed to pay the firm 10,000 shares of its Common Stock as compensation for one year of legal services. Finally, in June 1995 the Company engaged Infinity Financial Group, Inc. and Joseph Vazquez, its President and Principal (collectively, "Infinity") pursuant to a Stock Compensation Agreement ("June Agreement") between the parties whereby Infinity was engaged to locate, evaluate and assist the Company in the negotiations for the acquisition of one or more additional subsidiaries for the Company. In January 1996 the Company agreed to pay Infinity 26,000 shares of its Common Stock as compensation for services rendered in connection with the June Agreement.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-958 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, Tennessee this 28th day of May, 1997.


                                    Workforce Systems Corp.

                                    By: /s/ Ella Boutwell Chesnutt
                                        --------------------------
                                          Ella Boutwell Chesnutt,
                                          President


      Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement No. 333-958 on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


/s/ Ella Boutwell Chesnutt    Director          May 28, 1997
--------------------------
Ella Boutwell Chesnutt


/s/ Jayme Dorrough            Director          May 28, 1997
--------------------------
Jayme Dorrough